Exhibit 10.26
AMENDMENT TO EXECUTIVE AGREEMENT
     THIS AMENDMENT TO EXECUTIVE AGREEMENT (“Amendment”), dated effective as of January 1, 2009, (the “Effective Date”), is made by and between Oil States International, Inc. (the “Company”), and Robert W. Hampton (“Executive”).
     WHEREAS, the Company and Executive have heretofore entered into that certain Executive Agreement, dated as of February 9, 2001, (“Agreement”); and
     WHEREAS, the Company and Executive desire to amend the Agreement in certain respects;
     NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Executive hereby agree, effective as of the Effective Date, that the Agreement shall be amended as hereafter provided:
     1. Sections 4 and 5 of the Agreement shall be deleted and the following shall be substituted therefor:
“4.	Regular Severance Benefits.

Subject to Section 13, if the Company terminates Executive’s employment (i) other than for Cause and (ii) not during the Protected Period, Executive shall receive the following compensation and benefits from the Company:
A.	Within 15 days of the expiration of the sixty-day period following the termination of Executive’s employment with the Company (during which time Executive complies with the requirements of Section 13 hereof by executing a general release), the Company shall pay to Executive in a lump sum, in cash, an amount equal to one times the sum of Executive’s (i) Termination Base Salary and (ii) Target AICP.

B.	Notwithstanding anything in any Company stock plan or grant agreement to the contrary, all restricted shares and restricted stock units of Executive shall become 100% vested and all restrictions thereon shall lapse as of the lapse of such sixty-day period, and the Company shall promptly deliver such shares to Executive.

C.	For the 24-month period following the termination of Executive’s employment with the Company, the Company shall continue to provide Executive and Executive’s eligible family members with medical and dental health benefits and disability benefits coverage at least equal to those which would have been provided to Executive if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during such period. The medical and dental health benefits coverage shall be provided at full cost to the Executive during the applicable period, and the disability benefits coverage shall be provided based upon the cost sharing arrangement between the Company and similarly situated active employees. The Company shall also provide Executive with a lump sum payment within 15 days following the expiration of each of the four, sixth-month periods following termination of Executive’s employment with the Company in such amount that, after all taxes on that amount, shall be equal to the full cost, reduced by the cost sharing applicable to active employees, of providing Executive and Executive’s eligible family members with medical and dental health benefits coverage during each such preceding six-month period. Notwithstanding the foregoing, such benefits coverage shall not continue beyond the first sixty days following termination of Executive’s employment with the Company, and the lump sum payments shall not be paid, unless Executive complies with the requirements of Section 13 hereof by executing a general release. Notwithstanding the foregoing, if Executive becomes eligible to receive medical, dental and disability benefits under another employer’s plans during the 24-month period following the date of termination of Executive’s employment with the Company, the Company’s obligations under this Section 4C shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. In the event Executive is ineligible under the terms of the Company’s health and other welfare benefit plans or programs to continue to be so covered during the 24-month period following the date of termination of Executive’s employment with the Company, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment within 15 days following the expiration of each of the four, six-month periods following termination of Executive’s employment with the Company in such amount that, after all taxes on that amount, shall be equal to the cost of providing Executive and Executive’s eligible family members with the medical and dental health benefits coverage during each such preceding six-month period. Any lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Code on the Date of Termination.
5.	Change of Control Severance Benefits

Subject to Section 13, if either (a) Executive terminates his employment during the Protected Period for a Good Reason event or (b) the Company terminates Executive’s employment during the Protected Period other than for Cause, Executive shall receive, the following compensation and benefits from the Company:
A.	Within 15 days of the expiration of the sixty-day period following the termination of Executive’s employment with the Company (during which time Executive complies with the requirements of Section 13 hereof by executing a general release), the Company shall pay to Executive in a lump sum, in cash, an amount equal to two times the sum of Executive’s (i) Termination Base Salary and (ii) Target AICP.

B.	Notwithstanding anything in any Company stock plan or grant agreement to the contrary, (i) all restricted shares and restricted stock units of Executive shall become 100% vested and all restrictions thereon shall lapse as of the lapse of such sixty-day period, and the Company shall promptly deliver such shares to Executive and (ii) each then outstanding stock option of Executive shall become 100% exercisable and, excluding any incentive stock option granted prior to the Effective Date, shall remain exercisable for the remainder of such option’s term.

C.	Executive shall be fully vested in Executive’s accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans maintained by the Company for Executive’s benefit as of the lapse of such sixty-day period except to that the extent the acceleration of vesting of such benefits would violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which event the Company shall pay Executive a lump sum amount, in cash, within 15 days of the lapse of such sixty-day period, equal to the present value of such unvested accrued benefits that cannot become vested under the plan for the reasons provided above.

D.	For the 36-month period following the date of termination of Executive’s employment with the Company, the Company shall continue to provide Executive and Executive’s eligible family members with medical and dental health benefits and disability benefits coverage at least equal to those which would have been provided to Executive if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during such period. The medical and dental health benefits coverage shall be provided at full cost to the Executive during the applicable period, and the disability benefits coverage shall be provided based upon the cost sharing arrangement between Executive and the Company on the date of termination of Executive’s employment with the Company. The Company shall also provide Executive with a lump sum payment within 15 days following the expiration of each of the six, sixth-month periods following termination of Executive’s employment with the Company in such amount that, after all taxes on that amount, shall be equal to the full cost, reduced by the cost sharing applicable to active employees, of providing Executive and Executive’s eligible family members with medical and dental health benefits coverage during each such preceding six-month period. Notwithstanding the foregoing, such benefits coverage shall not continue beyond the first sixty days following termination of Executive’s employment with the Company, and the lump sum payments shall not be paid, unless Executive complies with the requirements of Section 13 hereof by executing a general release. Notwithstanding the foregoing, if Executive becomes eligible to receive medical, dental and disability benefits under another employer’s plans during the 36-month period following the date of termination of Executive’s employment with the Company, the Company’s obligations under this Section 5D shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. In the event Executive is ineligible under the terms of the Company’s health and other welfare benefit plans or programs to continue to be so covered during the 36-month period following the date of termination of Executive’s employment with the Company, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment within 15 days following the expiration of each of the six, six-month periods following termination of Executive’s employment with the Company in such amount that, after all taxes on that amount, shall be equal to the cost of providing Executive and Executive’s eligible family members with medical and dental health benefits coverage during each such preceding six-month period. Any lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Code on the Date of Termination.
E.	For the period beginning on the date of termination of Executive’s employment with the Company and ending on December 31 of the second calendar year following the calendar year which includes the date of termination, or until Executive accepts other employment, including as an independent contractor, with a new employer, Executive shall be entitled to receive outplacement services, payable by the Company, with an aggregate cost not to exceed 15% of Executive’s Termination Base Salary, with an executive outplacement service firm reasonably acceptable to the Company and Executive.”

2.	The following shall be added to Section 6 of the Agreement:
“Any such payment shall, in any event, be made no later than the last day of the calendar year following the calendar year in which Executive pays such excise taxes.”
3.	The following new Section 10A shall be added after Section 10:
“10A. Code Section 409A Restrictions.
A.	Notwithstanding anything in this Agreement to the contrary, if payment of any amounts under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payments is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payments that Executive would otherwise be entitled to during the first six months following the date of the Executive’s termination of employment with the Company shall be accumulated and paid on the first business day that is six months after the date of the Executive’s termination of employment with the Company, or such earlier date upon which such payments can be paid under Section 409A of the Code without being subject to such additional taxes and interest. If this Section becomes applicable such that any payments are delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date they would otherwise have been made absent such delay to the actual date of payment, at the prime or base rate of interest announced by Wells Fargo Bank (or any successor thereto) at its principal office in Houston, Texas on the date of such termination, which shall be paid in a lump sum on the actual date of payment of the delayed payments.
B.	Notwithstanding anything in this Agreement to the contrary, if benefits to be made available under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the provision of such benefits is not delayed for the first six months following the date of the Executive’s termination of employment with the Company as provided in Section 409A(a)(2)B)(i) of the Code and the regulations thereunder, such benefits shall not be delayed; however, the Executive shall pay to the Company, at the time or times such benefits are provided, the fair market value of such benefits, and the Company shall reimburse the Executive for any such payments on the fifth business day following the expiration of such six-month period.

C.	Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

4.	The following shall be added to Section 13 of the Agreement:

“The general release described above must be effective and irrevocable within 55 days after the date of Executive’s termination of employment with the Company.”
     5. This Amendment shall supersede any prior agreement between the Company and Executive relating to the subject matter of this Amendment and shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and all persons lawfully claiming under Executive.
     6. As amended hereby, the Agreement is specifically ratified and reaffirmed.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment, effective as of the Effective Date.

AGREED TO AND ACCEPTED	“COMPANY”
“EXECUTIVE”	OIL STATES INTERNATIONAL, INC.

/S/ Robert W. Hampton	/S/ Cindy Taylor

Name: Robert W. Hampton	Name: Cindy Taylor

Title: Sr. VP Accounting & Corp. Sec.	Title: President & CEO

12-23-2008	12-30-2008

Date	Date